TECHNOLOGY ASSIGNMENT AGREEMENT

This Agreement is entered as of September 29, 2006, by and between Colin V. Hall on behalf of Ecotech Waste Management Systems Inc. (the ‘Assignor’), and Solanex Management Inc. (‘Solanex’ or the ‘Company’).

WHEREAS, Assignor and the Company are parties to an Agreement and License of Intellectual Property Rights dated October 12, 2000 (the “Original Agreement”), pursuant to which Assignor agreed to assign to the Company its title, rights and interest in and to that certain Thermal Destructor technology;

WHEREAS, Assignor and the Company are parties to a Joint Venture Agreement dated October 1, 2002, where Assignor agreed to search for, recommend and advise the Company on the acquisition of further technology, complementary to the current business direction and assets of the Company;

WHEREAS, Assignor has developed a Steam Injection System, based on the technology underlying the Thermal Destructor technology;

WHEREAS, Assignor wishes to assign all right, title and interest in the Thermal Destructor and Steam Injection System technologies (collectively, the “Technology”) to the Company and the Company wishes to receive the Intellectual Property upon the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing premises, the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and the Company hereby agree as follows:

1. Assignment. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Assignor hereby assigns to the Company, exclusively throughout the world, all right, title, and interest (choate or inchoate) in (i) the subject matter referred to in Exhibit 1 (the “Technology”), (ii) all precursors, portions and work in progress with respect thereto and all inventions, works of authorship, mask works, technology, information, know-how, materials, and tools relating thereto or to the development, support, or maintenance thereof and (iii) all copyrights, patent rights, patent applications and rights thereto, trade secret rights, trademark rights, mask works rights, sui generis database rights, and all other intellectual and industrial property rights of any sort and all business, contract rights, causes of action, and goodwill in, incorporated or embodied in, used to develop, or related to any of the foregoing (collectively “Intellectual Property”).

2. Consideration. In consideration of the assignment of the Intellectual Property, the Company agrees to pay Assignor the sum of two thousand dollars ($2,000.00) (the “Purchase Price”). The Purchase Price shall be the only consideration required of the Company with respect to the subject matter of this Agreement.

3. Further Assurances; Moral Rights; Competition; Marketing.

3.1 Assignor agrees to assist the Company in every legal way to evidence, record, and perfect the assignment set forth in Section 1 and to apply for and obtain recordation of and from time to time enforce, maintain, and defend the assigned rights. If the Company is unable for any reason whatsoever to secure Assignor’s signature to any document it is entitled to under this Section 3.1, Assignor hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as his agents and attorneys-in-fact with full power of substitution to act for and on his behalf and instead of Assignor, to execute and file any such document or documents and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by Assignor.

3.2 To the extent allowed by law, the assignment of the Intellectual Property in Section 1 includes all rights of integrity, disclosure, and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral” or the like (collectively “Moral Rights”). To the extent Assignor retains any such Moral Rights under applicable law, Assignor hereby ratifies and consents to, and provides all necessary ratifications and consents to, any action that may be taken with respect to such Moral Rights by or authorized by Company and Assignor agrees not to assert any Moral Rights with respect thereto. Assignor will confirm any such ratifications, consents, and agreements from time to time as requested by Company. Assignor also agrees not to sue or challenge in any manner, the validity of the assignment set forth in this Agreement and the Company’s rights to the Intellectual Property set forth hereunder.

4. Confidential Information. Assignor will not use or disclose anything assigned to the Company hereunder or any other technical or business information or plans of the Company, except to the extent Assignor (i) can document that it is generally available (through no fault of Assignor) for use and disclosure by the public without any charge, license, or restriction, or (ii) is permitted to use or disclose such information or plans, such as in connection with any joint venture agreement or the like between Assignor and the Company.

5. Warranty. Assignor represents and warrants to the Company that Assignor: (i) is the sole owner together (other than the Company) of all rights, title, and interest in the Intellectual Property and the Technology; (ii) has not assigned, transferred, licensed, pledged, or otherwise encumbered any Intellectual Property or the Technology or agreed to do so; (iii) has full power and authority to enter into this Agreement and to make the assignment as provided in Section 1; (iv) is not aware of any violation, infringement, or misappropriation of any third party’s rights (or any claim thereof) by the Intellectual Property or the Technology; (v) and was not acting within the scope of employment by any third party when conceiving, creating, or otherwise performing any activity with respect to anything purportedly assigned in Section 1.

6. Miscellaneous. This Agreement is not assignable or transferable by Assignor without the prior written consent of the Company; any attempt to do so shall be void. The terms and provisions hereof shall inure to the benefit of and be binding upon the Company and its respective successors and assigns. Any notice, report, approval, or consent required or permitted hereunder shall be in writing and will be deemed to have been duly given if delivered personally or mailed by first-class, registered or certified U.S. mail, postage prepaid to the respective addresses of the parties as set forth below (or such other address as a party may designate by ten (10) days’ notice). No failure to exercise, and no delay in exercising, on the part of either party, any privilege, any power, or any rights hereunder will operate as a waiver thereof, nor will any single or partial exercise of any right or power hereunder preclude further exercise of any other right hereunder. If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be unenforceable or invalid, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. This Agreement shall be deemed to have been made in, and shall be construed pursuant to the laws of the State of Nevada and the United States without regard to conflicts of laws provisions thereof. The prevailing party in any action to enforce this Agreement shall be entitled to recover costs and expenses including, without limitation, attorneys’ fees. The terms of this Agreement are confidential to the Company and no press release or other written or oral disclosure of any nature regarding the compensation terms of this Agreement shall be made by Assignor without the Company’s prior written approval; however, approval for such disclosure shall be deemed given to the extent such disclosure is required to comply with governmental rules. Any waivers or amendments shall be effective only if made in writing and signed by a representative of the respective parties authorized to bind the parties.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.

/s/ Anne Sanders Anne Sanders, for: Ecotech Waste Management Systems Inc.	/s/ Colin Hall Colin V. Hall, President Solanex Management, Inc.

EXHIBIT 1 TO TECHNOLOGY ASSIGNMENT AGREEMENT

Thermal Destructor Technology

A Thermal Destructor is a self contained, mobile, soil residue combustion system for visiting each contaminated site and sterilizing soil in-situ. The Thermal Destructor consists of a high efficiency, waste or gas-fired combustion chamber and a new generation exhaust gas low-pressure drop, liquid scrubber, to trap pollutants in air emissions.

Wood waste, other renewable resource fiber fuel, or coal can be used for the feedstock that provides the heat. Alternatively, natural gas can be used to fire the unit. The unit is designed to generate 40,000,000 BTU/hr for treating contaminated soil. Soil is introduced into the flame center via a gas sealed auger which feeds the remediation chamber which is a rotating, ceramic insulated, fluted drum, which is inclined and tumbles the soil medium, while transferring it to the exit end of the chamber, where it is augured to a delivery chute. Flame temperature is steam injection controlled to 2400 degrees F to reduce recombination of products such as NOx, SOx.

In the primary stage of the reactor/generator, the auger-fed combustion medium, 60-80 mm. Sized wood waste chips, hog fuels, or waste derived densified or fluff fuel, is fired in a starved oxygen environment at a temperature circa 1250 f or 680 c where it releases combustion gases, which include carbon monoxide, hydrogen, methane and other complex hydrocarbons.

The gas is whirled in the reaction chamber of the primary unit and conveyed via negative pressure into intermediary air mixing chambers, where directional burner rotate and mix the gases with oxygen rich air to produce an inflammable gas mixture.

Highly inflammable gas mixture ignites in the secondary chamber to produce a blue flame similar to that generated by fossil fuel natural gas. The temperature at the tip of this flame is high enough to ensure complete burnout of particulate matter and to crack all the hydrocarbons and other gases. Due to the prolonged residence time of the medium in the primary chamber which is actually enhanced by the high moisture content of green wood waste or processed solid waste fuel, complete reduction of the fuel-medium mass down to an insignificant ash volume is achieved.

Ash drops through the floor of the primary chamber by the intermittent release of drop doors in the hearth burnout section and it is augured from the ash holding pan to be combined with the remediated soil at the exit chute.

When combustion of wastes containing problem waste stream fractions, such as heavy metals and aggregate occurs, the heat in the primary gasifier is kept to a temperature which does not allow melting of the tramp metals and other particles. While the rest of the medium gasifies, these “heavy waste” items are heat purged and conveyed out with the ash residue or screen for magnetic separation.

Steam Injection System

The steam generation technology is a natural off shoot from the original high temperature burner intended for use in soil remediation and is being developed for use in oil field situations where high-pressure steam is injected into the oil formation to soften the material in which the oil is trapped and help dilute and separate the oil from the earth. The steam injected under pressure also creates channels and cracks through which the oil can flow to the well.

• Steam will be generated from filtered clean local water, fed to the system in any condition, at any liquid-state temperature.

• Cold water boiler shock which causes failures in flow-through non re-circulating water heating systems is eliminated. The steam generation unit can be positioned within a proximity of a wellhead to reduce the loss of temperature through distance traveled.

• “Waste” bitumen, in solid or heavy viscous or contaminated form is the fuel.

• Pulse combustion + bubble scrubbing eliminates polluting air emissions.

• Ash from fuel combustion and contaminant/particulate gleanings from the water is injected into the formation, with the steam, to eliminate surface ground pollution.